EMPLOYMENT AGREEMENT
                              --------------------

               Agreement (this "Agreement") dated December 27, 2000 between WealthHound, Inc., a Florida corporation (the "Company"), WealthHound.com, Inc. a Delaware corporation (the "Parent Corporation"), and Shimon S. Fishman, an individual (the "Executive").

               WHEREAS, on or about May 17, 2000, the Company and Parent Corporation hired Executive as their Vice President of Finance.

               WHEREAS, on or about June 14, 2000, the Board of Directors of Parent Corporation granted Executive 500,000 stock options ("Initial Stock Option Grant") that vests in accordance with the following schedule: 50,000 on June 14, 2000; 150,000 on May 17, 2001; 150,000 on May 17, 2002; and 150,000 on
May 17, 2003.

               WHEREAS, on or about August 2, 2000, Executive was appointed to the Board of Directors of the Parent Corporation and on September 5, 2000, was appointed as President and Chief Financial Officer ("CFO") of the Company and Parent Corporation.

               WHEREAS, in connection with the aforementioned appointment as President and CFO (the "Appointment Date"), the parties agreed to certain terms and conditions which the parties desire to memorialize in this Agreement.

               In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

               1.     Employment; Term.
                      ----------------

               The Company and the Parent Corporation hereby employ the Executive and the Executive hereby accepts employment by them for the period commencing on the Appointment Date and ending on the fourth (4th) anniversary of such date, unless earlier terminated as set forth herein (the "Employment Term").

               2.     Position and Duties.
                      -------------------

            Subject to the terms and conditions of this Agreement, the Company and the Parent Corporation hereby employ the Executive to serve as the CFO and President of the Company and the Parent Corporation. The Executive hereby accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions as lawfully assigned and directed by the Boards of Directors of the Company and the Parent Corporation (the "Boards"), or as set forth in the Bylaws of the Company and the Parent Corporation. The Executive shall report to the Chairman of the

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Boards (the "Chairman") and the Chief Executive Officer (the "CEO") of the
Company and the Parent Corporation, and, subject to good faith consultation with and the final authority of the Chairman and CEO, shall be responsible for the day-to-day operations of the Company and the Parent Corporation. Notwithstanding anything to the contrary in this Agreement, however, the Executive shall have no authority or responsibility whatsoever with respect to the operations of any division, affiliate or subsidiary of the Company or Parent Corporation engaged in the business of financial consulting, mergers and acquisitions or investment banking. Subject to the two succeeding sentences, the Executive shall diligently, faithfully and competently perform the Executive's duties and obligations hereunder and shall devote all of his business time, labor, skill, energy and attention exclusively to the business and affairs of the Company and the Parent Corporation and to the furtherance of the interests, business and prospects of the Company and the Parent Corporation. Notwithstanding the foregoing, the Company acknowledges that the Executive has other business interests and ownerships as well as serving on the Boards of Directors of other companies in which the Employee is a stockholder or owner. Subject to the provisions of Section 6 hereof, the Company acknowledges and consents to the continuation of these ownerships and relationships, provided they do not interfere with the Employee's duties under this Agreement.

               3.     Compensation.
                      ------------

               As compensation for his services and covenants hereunder, the Executive shall receive the following:

               (a) The Executive shall receive a salary ("Base Salary") at the rate of $111,000 per annum, less withholdings and deductions required by law. Such Base Salary shall be payable by the Company in accordance with the Company's customary practice, but not less than bi-monthly. The Executive's Base Salary shall be increased by a minimum ten percent (10%) on the first anniversary of the Appointment Date and on each anniversary date thereafter during the Employment Term.

               (b) From time to time during the Employment Term, the Executive shall be eligible to receive a bonus at the sole and absolute discretion of the Company or the Parent Corporation (the "Discretionary Bonus"). Whether such Discretionary Bonus shall be granted to the Executive, and, if granted, the timing, amount and manner of payment of any such Discretionary Bonus shall be in the sole and absolute discretion of the Company or the Parent Corporation.

               (c) Subject to the terms and conditions below, and in addition to the Initial Stock Option Grant, the Executive will be entitled to the grant of stock options to purchase 2,750,000 shares of common stock of the Parent Corporation ("Second Stock Option Grant"). These options will be granted from a pool of options to be set aside for employees of the Company or the Parent Corporation in a stock option plan or similar incentive plan adopted by the board of directors of the Parent Corporation. Such options shall vest as follows: 275,000 on September 5, 2000; 825,000 on September 5, 2001; 825,000 on September 5, 2002; and 825,000 on September 5, 2003. The option exercise price shall be $.10 per share, and the exercise period will be three
(3) years from the vesting date, or as otherwise set forth in such stock option plan or similar incentive plan.

               The terms and conditions of these options will be subject to those set forth in the Parent Corporation's stock option plan or similar incentive plan referred to above. The Executive understands that the provisions of this plan and any agreement(s) entered into between the Executive and Parent Corporation pursuant thereto will affect, among other things, exercisability of these options in the event of the death or disability of the Executive, transferability of these options, and the termination of the exercise period upon certain significant corporate transactions.

               The Executive acknowledges that the stock option plan or other incentive plan, pursuant to which the Executive's options are to be granted, must be approved by the Parent Corporation's stockholders, and such approval is a condition to the Parent Corporation's obligation to issue options to the Executive as described herein. The grant of these options will only be effective upon the Executive's express agreement to be bound to the terms of such plan, after the Executive has received a copy thereof. Subject to the terms and conditions stated below, the Executive must remain employed by the Company or the Parent Corporation for the options granted hereby to vest in accordance with the above specified vesting schedule

               (e) Notwithstanding anything in this contract to the contrary, in the event of a Change in Control (as defined in the 2000 Stock Option Plan of WealthHound.com, Inc), each Option which has been granted prior to the Change in Control shall become immediately exercisable upon such notice with respect to 100% of the Shares subject to the Option, and such Option shall otherwise terminate to the extent unexercised upon such Change in Control and the Optionee shall have no claim against the Company, its directors, or officers, the successor corporation or its Parent, or surviving corporation, or other party to the Change in Control transaction, and their respective directors or officers.

               (f) Notwithstanding anything in this contract to the contrary, in the event of a Spin-Off of a subsidiary of the Company or the Parent Corporation takes place, Executive shall be entitled to receive that percent interest of all of the outstanding and issued common stock of each Spin-Off subsidiary as Executive would have in the Parent Corporation upon the vesting of Executive's Options. For the purposes of determining Executive's percent ownership in the Parent Corporation, the amount of issued and outstanding stock of the Company shall include all common stock to be issued upon the conversion of all debt to equity and the exercisability of all outstanding options and warrants. For the purposes of determining Executive's percent ownership in the subsidiary, the amount of issued and outstanding stock of the subsidiary shall include all

                                      -3-
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common stock to be issued upon the conversion of all debt to equity and the exercisability of all outstanding options and warrants.

               (g) The Executive expressly represents, acknowledges and agrees that the Discretionary Bonus, if any, and stock options constitute additional consideration payable to him for the Executive's adherence to the covenants undertaken by him pursuant to Section 6 of this Agreement.

               4.     Benefits; Vacation; Expenses.
                      ----------------------------

               (a) During the Executive's employment hereunder, the Executive shall be entitled to such vacation, personal leave, health, medical, insurance, fringe and holiday benefits as the Company may provide to its executive employees from time to time.

               (b) During the Executive's employment hereunder, the Company shall pay directly to the parking garage the Executive's garage costs. In addition, the Company shall pay directly the cost of gasoline, EZ Pass, Internet and Home phone line, to the extent such costs are directly related to the performance of the Executive's services hereunder.

               (c) During the Executive's employment hereunder, the Company shall provide the Executive with a cellular telephone, and pay the cost of service for such cellular telephone, for the Executive's use in conducting the business of the Company and the Parent Corporation.

               (d) During the Executive's employment hereunder, the Executive shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the business of the Company or the Parent Corporation upon the submission of appropriate documentation with respect thereto.

               5.     Termination.
                      -----------

               (a) For Cause. Notwithstanding anything to the contrary contained herein, the Company or the Parent Corporation may terminate this Agreement immediately for "Cause" upon written notice to the Executive, in which event the Company shall be obligated to pay the Executive that portion of the Base Salary due him through the date of termination, and any accrued and unpaid expense reimbursement pursuant to Section 4(d) hereof. For purposes of this Agreement, "Cause" shall mean and be limited to (i) the conviction of the Executive of a felony under federal or state law; (ii) acts of dishonesty or moral turpitude constituting fraud or embezzlement or otherwise materially adversely affecting the business or properties of the Company or the Parent Corporation and/or their subsidiaries or affiliates; (iii) failure by the Executive to obey the reasonable and lawful orders of the Board of Directors or Chairman of the Company or the Parent Corporation; (iv) violation by the Executive of the policies, procedures or guidelines promulgated by the

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Board of Directors or the Chairman of the Company or the Parent Corporation; (v)
willful disregard by the Executive of the Executive's obligations hereunder;
(vi) the material failure of the Executive to perform his duties pursuant to
Section 2 hereof, as reasonably determined by the Board of Directors or Chairman of the Company or the Parent Corporation; or (vii) conduct by the Executive that exceeds his actual authority. Notwithstanding anything herein to the contrary, the Company or the Parent Corporation shall notify the Executive of any purported grounds constituting Cause, and the Executive shall have no less than ten (10) business days within which to cure such purported grounds. In the event that such grounds cannot be cured within said period of time, and provided that it is possible for such grounds to be cured, the Executive shall have a reasonable period of time to cure such grounds, provided that he is proceeding in good faith to cure same. The notice shall state with particularity the conduct of the Executive constituting Cause. The Executive shall have a reasonable opportunity to present his position to the Board of the Company or the Parent Corporation during the notice period and prior to any termination.


               (b) Disability. The Company or the Parent Corporation shall have the right to terminate this Agreement upon written notice to the Executive if the Executive becomes Disabled (as defined below). In such event, the Company shall be obligated to pay the Executive that portion of the Base Salary due him through the date of termination, and accrued and unpaid expense reimbursement pursuant to Section 4(d) hereof. The Executive shall be deemed to have become "Disabled" for the purposes of this Agreement if the Executive fails or is unable to perform his material duties hereunder on account of illness or other incapacity for a period of ninety (90) consecutive days during the Employment Term or an aggregate of one hundred twenty (120) days (whether or not consecutive) in any twelve-month period during the Employment Term.

               (c) Death. If the Executive dies during the Term, then this Agreement shall terminate immediately and the Executive's legal representative shall be entitled that portion of the Executive's Base Salary due him through the date of termination.

               (d) Without Cause. The Executive's employment under this Agreement may be terminated at any time by the Company or the Parent Corporation without Cause. Upon any termination of the Executive's employment hereunder without Cause during the first year of the Employment Term, as additional consideration for the Executive's adherence to his covenants in Section 6 hereof, the Company shall continue to pay to the Executive for a period of six
(6) months the Executive's Base Salary based on the Executive's monthly salary at the time of such termination and all medical and health benefits provided at the time of termination. The Company shall also pay to the Executive all accrued and unpaid expense reimbursement pursuant to Section 4(d) hereof. Upon any termination of the Executive's employment hereunder without Cause following the first anniversary date of the Appointment Date, as additional consideration for the Executive's adherence to his covenants in Section 6 hereof, the Company shall continue to pay to the Executive for a

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

period of twelve (12) months the Executive's Base Salary based on the Executive's monthly salary at the time of such termination and all medical and health benefits provided at the time of termination; provided however, in the event that Executive is terminated without Cause in the final year of this employment contract, the Company shall continue to pay Executive his Base Salary based on the Executive's monthly salary and all medical and health benefits provided at the time of termination up until the end of the contract term. The Company shall also pay to the Executive all accrued and unpaid expense reimbursement pursuant to Section 4(d) hereof. In addition to the foregoing, in the event Executive's employment is terminated by the Company or the Parent Corporation without Cause, then all of the Options granted to Executive shall immediately vest and become exercisable.

               6.     Confidentiality; Non-Solicitation; Non-Competition.
                      --------------------------------------------------

               (a) The Executive acknowledges and agrees that the Company and the Parent Corporation own, control and have exclusive access to a body of existing technical knowledge and technology, and that the Company and the Parent Corporation have expended and are expending substantial resources in a continuing program of research, development and production with respect to their business. The Company and the Parent Corporation possess and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to the Company or the Parent Corporation, and/or in which property rights have been or will be assigned or otherwise conveyed to the Company or the Parent Corporation, which information has commercial value in the business in which the Company and the Parent Corporation are engaged. All of the aforementioned information is hereinafter called "Confidential Information." By way of illustration but not limitation, Confidential Information includes all data, compilations, blueprints, plans, audio and/or visual recordings and/or devices, information on computer disks, software in various stages of development, source codes, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemes, methods (including delivery, storage, receipt, transmission, presentation and manufacture of audio, visual, informational or other data or content), business and marketing development plans, customer lists, prospects lists, employee files, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures and any other information concerning the actual or anticipated business, research or development of the Company or Parent Corporation or their actual or potential customers or partners or which is or has been generated or received in confidence by the Company or Parent Corporation by or from any person, and all tangible and intangible embodiments thereof of any kind whatsoever including where appropriate and without limitation all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents and samples prototypes, models, products and the like. Confidential Information also includes any such information as to which the Company or the Parent Corporation is bound under confidentiality agreements with third parties, and any information which the Company or Parent Corporation has obtained or will obtain from its clients or any other party and which the Company or Parent Corporation treats as confidential, whether or not owned or developed by the Company or Parent Corporation.

               (b) The Executive acknowledges and agrees that his employment hereunder creates a relationship of confidence and trust between the Executive, the Company and the Parent Corporation, and that by reason of such employment the Executive will come into possession of, contribute to, have access to and knowledge of Confidential Information.

               (c) The Executive agrees that he shall not, directly or indirectly, during his employment hereunder or at any time thereafter, except as required for the conduct of the business of the Company or the Parent Corporation or as authorized in writing by the Company or Parent Corporation, use, publish, appropriate, exploit, copy or summarize Confidential Information, or communicate or disclose Confidential Information to any third party.

               (d) Upon termination of the Executive's employment hereunder, the Executive shall immediately deliver or cause to be delivered to the Company or Parent Corporation all of the Confidential Information in the Executive's possession or control, including, without limitation: originals and/or copies of books; catalogues; sales brochures; customer lists; price lists; employee manuals; operation manuals; marketing and sales plans and strategies; files; computer disks; and all other documents and materials, in any form whatsoever, reflecting or referencing Confidential Information as well as all other materials and equipment furnished to or acquired by the Executive as a result of or during the course of the Executive's employment by the Company.

               (e) During the Executive's employment hereunder and for a period of six (6) months following the termination of such employment, the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity that offers financial, brokerage, insurance, mortgage or shopping services or products over the internet or within the United States, solicit, have any contact with or accept business from, any of the Company's or Parent Corporation's customers or clients, or known customer or client prospects, or otherwise induce or influence any such customer or client or known customer or client prospect to reduce its volume of business, or terminate or divert its relationship or otherwise in any way adversely affect its relationship, with the Company or Parent Corporation.

               (f) The Executive acknowledges and agrees that the restrictions and limitations contained in this Section 6 are reasonable as to scope and duration and necessary to protect the business of the Company and the Parent Corporation, to protect their proprietary interest in their Confidential Information, and to preserve for them the

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competitive advantage derived from maintaining the Confidential Information as secret. In the event that any of the restrictions and limitations contained in this Section 6 are deemed unreasonable or to otherwise exceed the time and/or geographic limitations permitted by applicable law, such provisions of this Section shall be reformed to conform with the maximum time and/or geographic limitations permitted by applicable law.

               (h) The Executive acknowledges and agrees that it is impossible to measure in money the damages which will accrue to the Company or the Parent Corporation if the Executive shall breach or be in default of any of the his representations or agreements set forth in this Section 6. Accordingly, if the Employee breaches or is in default of any of the representations or agreements set forth in this Section 6, the Company or Parent Corporation shall have the full right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. In any action or proceeding instituted by or on behalf of the Company or Parent Corporation to enforce any term of this Section 6, the Executive hereby waives any claim or defense thereto that the Company or Parent Corporation has an adequate remedy at law or that the Company or Parent Corporation has not been, or is not being, irreparably injured by the Executive's breach or default. The rights and remedies of the Company and Parent Corporation pursuant to this Section 6 are cumulative, in addition to, and shall not be deemed to exclude, any other right or remedy which the Company or Parent Corporation may have pursuant to this Agreement or otherwise, at law or in equity.

               7.     Representations and Warranties of the Parties.
                      ---------------------------------------------

               (a) In order to induce the Executive to enter into this Agreement, the Company hereby represents and warrants to the Executive that (i) the Company has the power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, (ii) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which the Company is a party or by which it may be bound or subject and (iii) the Company is not a party to any instrument, agreement, document, arrangement or other understanding with any person restricting the disclosure by the Company to the Executive of any confidential information or the hiring of the Executive for employment hereunder.

               (b) In order to induce the Company to enter into this Agreement, the Executive hereby represents and warrants to the Company that (i) the Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder and (ii) the execution and delivery of this Agreement by the Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement (including but not limited to any employment agreement), document, arrangement or other understanding to which the Executive is a party or by which he may be bound or subject.

               8.     Directors and Officers Insurance
                      --------------------------------

               In connection with the Executive's employment hereunder, the Executive shall be entitled to the maximum directors and officers liability insurance coverage as the Company may provide to its directors and officers from time to time.

               9.     Amendment and Modification.
                      --------------------------

               This Agreement may not be amended, modified or changed except by a writing signed by the parties hereto.

               10.    Waiver of Compliance; Consents.
                      ------------------------------

               Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.

               11.    Notices.
                      -------

               All notices and other communications hereunder shall be deemed given upon (a) the sender's confirmation of receipt of a facsimile transmission to the recipient's facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient's address set forth below, (c) delivery by hand to the recipient's address set forth below or (c) the expiration of five (5) business days after the day mailed in the United States by certified or registered mail, postage prepaid, return receipt requested, addressed to the recipient's addresses set forth below (or, in each case, to or at such other facsimile number or address for a party as such party may specify by notice given in accordance with this Section 13):

               (a)    If to the Company, to:
                      Robert Schechter, Esq.
                      WealthHound.com, Inc.
                      11 Broadway, 21st Floor
                      New York, New York 10004

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

                      With a copy to:

                      James Alterbaum, Esq.
                      Parker Chapin LLP
                      The Chrysler Building
                      405 Lexington Avenue
                      New York, NY 10174
                      Fax: (212) 704-6288

               (b)    If to the Executive, to:
                      Shimon S. Fishman
                      560 Woodmere Boulevard
                      Woodmere, New York 11598

                      With a copy to:

                      Chaya Fishman
                      1747 East 10th Street
                      Brooklyn, NY 11223

               12.    Binding Effect.
                      --------------

               This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and legal representatives and the Company and its successors and assigns.

               13.    Governing Law.
                      -------------

               This Agreement shall be deemed to have been made, drafted, negotiated and the transactions contemplated hereby consummated and fully performed in the State of New York, and shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws rules thereof.

               14.    Assignment.
                      ----------

               Neither this Agreement nor any of the Executive's rights, powers, duties or obligations hereunder may be assigned by the Executive.

               15.    Severability.
                      ------------

               Except as provided in Section 6 hereof, if any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability the remainder of this Agreement shall continue in full force and effect.

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

               16.    Entire Agreement.
                      ----------------

               This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties with respect to those matters. There are no promises, representations, warranties, covenants or undertakings other than those set forth herein.

               17.    Counterparts.
                      ------------

               This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which taken together shall constitute one and the same document.

               18.    Survival.
                      --------

               To the extent required to give effect to the intent of the parties to this Agreement, the provisions of this Agreement shall survive any termination hereof and any termination of the employment of the Executive hereunder.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      WealthHound, Inc.


                                      By: /s/ Michael Farkas
                                          -----------------------------------
                                          Name:  Michael Farkas
                                          Title: Chairman & CEO


                                      WealthHound.com, Inc.


                                      By: /s/ Michael Farkas
                                          -----------------------------------
                                          Name:  Michael Farkas
                                          Title: Chairman & CEO


                                          /s/ Shimon S. Fishman
                                          ----------------------------------
                                          Shimon S. Fishman

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